Exhibit 10.2

FORM OF RESTATED SPLIT-DOLLAR INSURANCE AGREEMENT

THIS RESTATED AGREEMENT is entered into as of this 31st day of December, 2008, by and between Hurco Companies, Inc., an Indiana corporation (the "Employer"), and ________________, (the "Employee").

Recitals

A.	The Employee is a valued employee of the Employer, and the Employer wishes to retain him in its employ.

B.	The Employer, as an inducement to such continued employment, has determined to assist the Employee with his personal life insurance program.

C.
Prior to the execution of this restated agreement, the Employer has been operating a split-dollar insurance program pursuant to which it became the owner of certain life insurance policies (the "Policies") issued by The Northwestern Mutual Life Insurance Company on the life of the Employee, naming the Employer as an insured party and providing the Employee with the right to designate the beneficiary for a portion of the life insurance proceeds and certain other rights.

D.	The Employer and the Employee now wish to amend and restate the terms of the program by entering into this Restated Split-Dollar Insurance Agreement (the "Restated Agreement").

Agreement

Now, therefore, in consideration of the foregoing and the following mutual undertakings, the Employer and the Employee agree as follows:

1.	The Employer will continue to be the sole owner of the Policies.

2.	In the event of the Employee's death, the beneficiaries of the Policies shall have the following interests in the proceeds of the Policies:

(a)
The Employer shall be the direct beneficiary of the Policies to the extent of (i) the total premium advances paid to the Insurer, plus (ii) the Employer's other cash payments to or on behalf of the Employee related to the Policies, less (iii) the outstanding indebtedness on the Policies ("Primary Interest").

(b)
If the proceeds of the Policies exceed the amount of the Primary Interest, the Employee's designated beneficiaries shall be the direct beneficiaries of the remaining proceeds to the extent of 200% of the Employee's annual compensation rate at his date of death, plus 100% of the Employee's most recently received bonus as of his date of death ("Secondary Interest").

(c)	If the proceeds of the Policies exceed the sum of the Primary Interest and the Secondary Interest, the Employer shall be the direct beneficiary of any remaining proceeds.

3.
The Employee shall have the right to designate and change direct and contingent beneficiaries of the Secondary Interest and to elect and change a payment plan for such beneficiaries with respect to the Secondary Interest.

4.	The Employer shall pay all premiums on the Policies as they become due.

5.	Policy dividends shall be applied to purchase paid-up additional insurance protection.

6.	The Employer shall not sell, surrender, change the insured, or transfer ownership of the Policies while this Restated Agreement is in effect.

7.
In the event of the Employee's termination for any reason other than death, the Restated Agreement shall terminate, and the Employee shall have the option, for a period of 60 days, to purchase the Policies by paying the Employer in cash an amount equal to the Primary Interest.  The 60-day purchase period will begin six months following the Employee's termination date.  If the Employee does not purchase a Policy pursuant to this Section, the Employer may sell, surrender, change the insured, or transfer ownership of the Policy, and the Employee shall forfeit all rights under the Policy.

8.
The Restated Agreement shall terminate automatically with respect to the Policies at the end of the 15th policy year of the first-issued Policy.  In that event, the Employee shall have the option, for 60 days following the Restated Agreement's termination date, to purchase the Policies by paying the Employer in cash an amount equal to the Primary Interest.  If the Employee does not purchase a Policy pursuant to this Section, the Employer may sell, surrender, change the insured, or transfer ownership of the Policy, and the Employee shall forfeit all rights under the Policy.

9.
The Insurer shall be bound only by the provisions of the Policies and any endorsements, and any payments made or action taken by it in accordance with the Policies and any endorsements shall fully discharge it from all claims, suits and demands of all persons whatsoever.  It shall in no way be bound by or be deemed to have notice of the provisions of this Restated Agreement.

10.
      The Employee shall have the right to assign any part or all of the Employee's interest in the Policies and this Restated Agreement to any person, trust, or other entity by execution of a written assignment delivered to the Employer and to the Insurer.

11.	Subject to Section 13, the Employer and Employee may amend this Restated Agreement at any time by written amendment signed by the Employer and Employee

12.
      This Restated Agreement shall bind and inure to the benefit of the Employer and its successors and assigns; the Employee and his heirs, executors, administrators and assigns; and any beneficiary of the Policies.

13.
      This Restated Agreement shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Internal Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Restated Agreement would subject the Employee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

14.
      The following provisions are part of this Restated Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 with respect to the benefit plan ("Plan") established by this Restated Agreement:

(a)	The named fiduciary shall be the Employer.

(b)	The funding policy under this Plan is that all premiums on the Policies be remitted to the Insurer when due.

(c)	Direct payment by the insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

(d)	For claims procedure purposes, the "Claims Manager" shall be the Employer.

(1)
The Employee may claim Plan benefits by filing a written application with the Claims Manager.  The Claims Manager will notify the claimant of its decision within 90 days of the date the claim is filed.  If special circumstances require an extension of time, the Claims Manager may extend the period for up to 90 days by notifying the claimant of the extension in writing, the reason for the extension, and the expected decision date.

(2)
If a claim for Plan benefits is denied, the Claims Manager will deliver to the claimant a written explanation setting forth the specific reasons for the denial; references to the specific Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan's review procedures and the claimant's right to bring a civil action in federal court following any denial of the claim on review.

(3)
The claimant shall have 60 days following receipt of the claim denial to file with the Claims Manager a written request, signed by the claimant or his authorized representative, for review of the denial.  For such review, the claimant or his representative may submit written comments, documents, records, and other information relating to the claim.  In addition, the claimant may, upon request and free of charge, have reasonable access to and copies of all documents, records, and other information relevant to the claim.

(4)
In completing the review, the Claims Manager will take into account all submitted information, without regard to whether it was submitted as part of the initial claim.  Within 60 days of the request for review, the Claims Manager will decide the issue on review and notify the claimant.  If special circumstances require an extension of time, the Claims Manager may extend the period for up to 60 days by notifying claimant of the extension in writing, the reason for the extension, and the expected decision date.

(5)
If the claim in denied on review, the Claims Manager will notify the claimant of the decision in writing and will include specific reasons for the denial; specific references to the pertinent Plan provisions on which the denial is based; a description of the claimant's right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and an explanation of the claimant's right to bring a civil action in federal court.

IN WITNESS WHEREOF, the parties have executed this Restated Agreement.

HURCO COMPANIES, INC. by _______________________________ Signature _______________________________ Title EMPLOYEE __________________________________ Signature